AMENDED AND RESTATED
CERTIFICATE OF INCORPOATION
OF
AMBASE CORPORATION

FIRST: The name of the corporation (hereinafter called the "Company") is AMBASE CORPORATION.
SECOND:  The registered office of the Company is to be located at 1209 Orange Street, in the City of Wilmington, in the County of New Castle, in the State of Delaware.  The name of its registered agent at that address is The Corporation Trust Company.

THIRD: The purpose of the Company is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.
FOURTH:  The total number of shares of all classes of stock which the Company is authorized to issue is 105,000,000.  All such shares are to have a par value and are classified as 20,000,000 shares of Cumulative Preferred Stock, each share of such class having a par value of $0.01 and 85,000,000 shares of Common Stock, each share of such class having a par value of $0.01.

The designations and the powers, preferences and rights, and the qualifications, limitations or restrictions of the Cumulative Preferred Stock and Common Stock of the Company are set forth in the following provisions:

SECTION A: PROVISIONS RELATING TO CUMULATIVE PREFERRED STOCK
I.
The Cumulative Preferred Stock may be issued from time to time in one or more series, the shares of each series to have such designations and powers, preferences and rights, and qualifications, limitations and restrictions thereof, as are stated and expressed herein and in the resolution or resolutions providing for the issue of such series adopted by the Board of Directors as hereafter provided.

II.
Authority is hereby expressly granted to the Board of Directors of the Company, subject to the provisions of this Article Fourth, to authorize the issue of one or more series of Cumulative Preferred Stock, and with respect to each series to fix by resolution or resolutions providing for the issues of such series:

(a) The number of shares of Cumulative Preferred Stock which shall comprise such series and the distinctive designation thereof;

(b) The dividend rate or rates (which may be contingent upon the happening of certain events) on the shares of such series, the date or dates from which dividends shall accumulate as herein provided and the quarterly dates on which dividends, if declared, shall be payable;

(c) Whether or not the shares of such series shall be redeemable, the limitations and restrictions with respect to such redemption, the manner of selecting shares of such series for redemption if fewer than all shares are to be redeemed, and the amount, if any, in addition to any accrued dividends thereon which the holders of shares of such series shall be entitled to receive upon the redemption thereof, which amount may vary at different redemption dates and may be different with respect to shares redeemed through the operation of any purchase, retirement or sinking fund and with respect to shares otherwise redeemed;

(d) The amount in addition to any accrued dividends thereon which the holders of shares of such series shall be entitled to receive upon the voluntary or involuntary liquidation, dissolution or winding up of the Company, which amount shall not be less than par value but otherwise may vary depending on whether such liquidation, dissolution or winding up is voluntary or involuntary and, if voluntary, may vary at different dates (the amount so payable upon such involuntary liquidation, dissolution or winding up, exclusive of accrued dividends, being hereinafter sometimes called the "involuntary liquidation value");

(e) Whether or not the shares of such series shall be subject to the operation of a purchase, retirement or sinking fund, and, if so, whether such purchase, retirement or sinking fund shall be cumulative or noncumulative, the extent to and the manner in which such fund shall be applied to the purchase or redemption of the shares of such series for retirement or to other corporate purposes and the terms and provisions relative to the operation thereof;

(f) Whether or not the shares of such series shall be convertible into or exchangeable for shares of stock of any other class or classes, or of any other series of the same class, or for any other securities of the Company, and if so convertible or exchangeable, the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same;

(g) The voting powers, if any, of such series in addition to the voting powers provided in paragraphs X and XI of this Section A; and
(h) Any other preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof as shall not be inconsistent with the Section A.
III.
All shares of any one series of Cumulative Preferred Stock shall be identical with each other in all respects, except that shares of any one series issued at different times may differ as to the dates from which dividends thereon shall be cumulative; and all series shall rank equally and be identical in all respects, except as permitted by the foregoing provisions of paragraph II of this Section A.

IV.
Before any dividends on any class or classes of stock of the Company ranking junior to the Cumulative Preferred Stock (other than dividends payable in shares of any class or classes of stock of the Company ranking junior to the Cumulative Preferred Stock) shall be declared or paid or set apart for payment, the holders of shares of Cumulative Preferred Stock of each series shall be entitled to such cash dividends, but only when and as declared by the Board of Directors out of funds legally available therefor, as they may be entitled to in accordance with the resolution or resolutions adopted by the Board of Directors providing for the issue of such series, payable quarterly on such dates as may be fixed in such resolution or resolutions in each year to holders of record on the respective dates not exceeding fifty (50) days preceding such dividend payment dates as may be determined by the Board of Directors in advance of the payment of each particular dividend.  Such dividends shall be cumulative from the date or dates fixed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such series, which date or dates shall in no instance be more the ninety (90) days before or after the date of the initial issuance of shares of such series then to be issued.  Dividends in full shall not be declared or paid or set apart for payment on the Cumulative Preferred Stock of any one series for any dividend period unless dividends in full have been declared or paid or set apart payment on the Cumulative Preferred Stock of all series for all dividend periods terminating on the same or any earlier date.  When the dividends are not paid in full on all series of the Cumulative Preferred Stock, the shares of all series shall share ratably in the payment of dividends, including accumulations, if any, in accordance with the sums which would be payable on said shares if all dividends were declared and paid in full.  A "dividend period" is the period between any two consecutive dividend payment dates (or, when shares are originally issues, the period from the date from which dividends are cumulative to the first dividend payment date) as fixed for a particular series.  Accruals of dividends shall not bear interest.

V.
In the event of any liquidation, dissolution nor winding up the Company, whether voluntary or involuntary, before any payment or distribution of the assets of the Company shall be made to or set apart for the holders of shares of any class or classes of stock of the Company ranking junior to the Cumulative Preferred Stock, the holders of the shares of each series of the Cumulative Preferred Stock shall be entitled to receive payment of the amount per share fixed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of the shares of such series, plus an amount equal to all dividends accrued thereon to the date of final distribution to such holders, but they shall be entitled to no further payment.  If, upon any liquidation, dissolution or winding up of the Company, the assets of the Company, or proceeds thereof, distributable among the holders of the shares of the Cumulative Preferred Stock shall be insufficient to pay in full the preferential amount aforesaid, then such assets, or the proceeds thereof, shall be distributed among such holders ratably in accordance with the respective amounts which would be payable on such shares if all amounts payable thereon were paid in full.  For the purposes of this paragraph V., the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all the property or assets of the Company or any subsidiary of the Company or a consolidation or merger of the Company or any subsidiary of the Company with one or more corporations shall not be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary.

VI.
To the extent and (subject to the provisions of this paragraph VI and paragraphs VII through IX of this Section A) upon the terms fixed in the resolution or resolutions adopted by the Board of Directors providing for the issue of any such series, the Company, at the option of the Board of Directors, may redeem at any time the whole or from time to time any part of the Cumulative Preferred Stock of any series at the outstanding, at the amount fixed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of the series of such shares, plus in every case an amount equal to all accrued dividends with respect to each share so to be redeemed (the total sum so payable on any such redemption being in this Section A referred to as the "redemption price").  Notice of every such redemption, stating the redemption date, the redemption price and the place of payment thereof, shall be mailed at least thirty (30) and not more than sixty (60) days in advance of the date designated for such redemption to the holders of record of the shares of Cumulative Preferred Stock so to be redeemed at their respective addresses as the same shall appear on the books of the Company.  A similar notice shall be published at least once in a daily newspaper printed in the English language and published and of general circulation in the Borough of Manhattan, the City of New York.  In order to facilitate the redemption of any shares of Cumulative Preferred Stock that may be selected for redemption as provided in this paragraph VI, the Board of Directors is authorized to cause the transfer books of the Company to be closed as to such shares at any time not exceeding fifty (50) days prior to the date designated for redemption thereof.  In case of the redemption of a part only of any series of Cumulative Preferred Stock at the time outstanding, the shares of such series so to be redeemed shall be selected in such manner as may be fixed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such series, or in the event such manner of selection is not fixed in such resolution or resolutions, such shares shall be selected pro rata or by lot as the Board of Directors may from time to time determine.  The Board of Directors shall have full power and authority, subject to the limitations and provisions herein contained, to prescribe the terms and conditions upon which the Cumulative Preferred Stock shall be redeemed from time to time.

VII.
If after the giving of such notice but before the redemption date specified therein, the Company shall deposit with a bank or trust company, having a capital and surplus of at least $5,000,000, in trust to be applied to the redemption of the shares of Cumulative Preferred Stock so called for redemption, the funds necessary for such redemption, then from and after the date of such deposit all rights of the holders of the shares of Cumulative Preferred Stock so called for redemption shall cease and terminate, excepting only the right to receive the redemption price therefore, but without interest, and such shares shall not thereafter be deemed to be outstanding.  Any funds so deposited which shall not be required for such redemption because of the exercise of any right of conversion or exchange subsequent to the date of such deposit shall be returned to the Company.  In case the holders of shares of Cumulative Preferred Stock which shall have been called for redemption shall not, within six (6) years after the date fixed for redemption, claim the amount deposited with respect to the redemption thereof, any such bank or trust company shall, upon demand, pay over to the Company such unclaimed amounts and thereupon such bank or trust company shall be relieved of all responsibility in respect thereof to such holder and such holder shall look only to the Company for the payment thereof.  Any interest accrued on funds so deposited shall be paid to the Company from time to time.

VIII.
Shares of Cumulative Preferred Stock which have been redeemed or purchased or retired through the operation of a purchase, retirement or sinking fund or which have been converted into shares of any other class or classes of stock  of the Company ranking junior to the Cumulative Preferred Stock, upon compliance with any applicable provisions of the General Corporation Law of Delaware, s hall have the status of authorized and unissued shares of Cumulative Preferred Stock and may be reissued as a part of the series of which they were originally a part (if the terms of such series do not prohibit such reissue) or as part of a new series of Cumulative Preferred Stock to be created by resolution or resolutions of the Board of Directors or as part of any other series of Cumulative Preferred Stock the terms of which do not prohibit such reissue.

IX.
If at any time the Company shall have failed to pay dividends in full on the Cumulative Preferred Stock, thereafter and until dividends in full, including all accrued and unpaid dividends to the next preceding dividend payment date on the Cumulative Preferred Stock outstanding shall have been declared and set apart in trust for payment or paid, or if at any time the Company shall have failed to pay in full amounts payable with respect to any obligations to retire shares of the Cumulative Preferred Stock, thereafter and until such amounts shall have been paid in full or set apart in trust for payment, (a) the Company, without the affirmative vote or consent of the holders of at least 66 2/3% of the Cumulative Preferred Stock at the time outstanding, given in person or by proxy, either in writing or by resolution adopted at a special meeting called for the purpose, at which the holders of the Cumulative Preferred Stock shall vote separately as a class, regardless of series, shall not redeem less than all of the Cumulative Preferred Stock at such time outstanding, other than in accordance with paragraph XV of this Section A, and (b) the Company shall not purchase any Cumulative Preferred Stock except in accordance with a purchase offer made in writing to all holders of Cumulative Preferred Stock of all series upon such terms as the Board of Directors, in their sole discretion after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series, shall determine (which determination shall be final and conclusive) will result in fair and equitable treatment among the respective series; provided that (i) the Company, to meet the requirement of any purchase, retirement or sinking fund provisions with respect to any series, may use shares of such series acquired by it prior to such failure and then held by it as treasury stock and (ii) nothing shall prevent the Company from completing the purchase or redemption of shares of Cumulative Preferred Stock for which a purchase contract was entered into for any purchase, retirement or sinking fund purposes, or the notice of redemption of which was initially mailed,  prior to such default.

X.	So long as any of the Cumulative Preferred Stock is outstanding the Company:
(a)
Will not declare or pay, or set apart for payment, any dividends (other than dividends payable in shares of any class or classes of stock of the Company ranking junior to the Cumulative Preferred Stock), or make any distribution on any class or classes or stock of the Company ranking junior to the Cumulative Preferred Stock, and will not redeem, purchase or otherwise acquire, whether voluntarily, for a sinking fund or otherwise, any shares of any class or classes of stock of the Company ranking junior to the Cumulative Preferred Stock, if at the time of making such declaration, payment, setting apart, distribution, redemption, purchase or acquisition the Company shall be in default with respect to any dividend payable on or any obligation to retire shares of Cumulative Preferred Stock, provided that notwithstanding the foregoing the Company may at any time redeem, purchase or otherwise acquire shares of stock of any such junior class in exchange for, or out of the net cash proceeds from the concurrent sale of other shares of stock of any such junior class;

(b)
Will not,  without the affirmative vote or consent of the holders of at least 66 2/3% of all the Cumulative Preferred Stock at the time outstanding, given in person or by proxy, either in writing or by resolution adopted at a special meeting called for the purpose, at which the holders of the Cumulative Preferred Stock, regardless of series, shall vote separately as a class, (i) create any  other class or classes of stock ranking prior to the Cumulative Preferred Stock, either as to dividends or upon liquidation, or create any stock or other security convertible into or exchangeable for or evidencing the right to purchase any such stock so ranking prior to the Cumulative Preferred Stock, or increase the authorized number of shares of any such other class of stock or other security, or (ii) amend, later or repeal (by any means, including, without limitation, merger or consolidation) any of the provision of this Section A so as to materially adversely affect the preferences, rights or powers of the Cumulative Preferred Stock; and

(c)
Will not, without the affirmative vote or consent of the holders of at least 66 2/3% of any series of the Cumulative Preferred Stock at the time outstanding, given in person or by proxy, either in writing or by resolution adopted at a special meeting called for the purpose (the holders of such series of the Cumulative Preferred Stock consenting or voting, as the case may be, separately as a class), amend, alter or repeal (by any means, including, without limitation, merger or consolidation) any of the provisions herein or in the resolution or resolutions adopted by the Board of Directors providing for the issue of such series so as to materially adversely affect the preferences, rights or powers of the Cumulative Preferred Stock of such series.

The Company may, without any vote or consent of the holders of shares of any series of Cumulative Preferred Stock, (a) increase the number of shares of authorized Common Stock, whether or not the shares of one or more series of Cumulative Preferred Stock have general voting rights, and (b) increase the authorized number of shares of Cumulative Preferred Stock.

XI.
Whenever dividends payable on all shares of the Cumulative Preferred Stock shall be in default in a n aggregate amount equal to six (6) full quarterly dividends on the shares of all Cumulative Preferred Stock then outstanding, the number of directors then constituting the Board of Directors of the Company shall ipso facto be increased by two (2), and the holders of the Cumulative Preferred Stock shall have, in addition to  any other voting rights, the exclusive and special right, voting separately as a class and without regard to series, to elect two (2) directors of the Company to fill such newly created directorships.  Whenever such right of the holders of the Cumulative Preferred Stock shall have vested, such right may be exercised initially either at a special meeting of such holders of the cumulative Preferred Stock called as provided in paragraph XII of this Section A, or any annual meeting of stockholders, and thereafter at annual meetings of stockholders.  The right of the holders of the Cumulative Preferred Stock voting separately as a class to elect members of the Board of Directors or the Company as aforesaid shall continue until such time as all dividends accumulated on all series of Cumulative Preferred Stock to the dividend payment date next preceding the date of any such determination shall have been paid in full, or declared and set apart in trust for payment, at which time the special right of the holders of the Cumulative Preferred Stock so to vote separately as a class for the election of directors shall terminate, subject to retesting in the event of each and every subsequent default in an aggregate amount equal to six (6) full quarterly dividends as above provided.  Upon such termination the number of directors constituting the Board of Directors shall be reduced as provided in paragraph XIV of this Section A.

XII.
At any time when such special voting power shall have vested in the holders of the Cumulative Preferred Stock as provided in paragraph XI of this Section A, a proper officer of the Company shall, upon the written request of the holders of record of at least 10% of the Cumulative Preferred Stock then outstanding, regardless of series, addressed to the Secretary of the Company, call a special meeting of the holders of the Cumulative Preferred Stock for the purpose of electing directors.  Such meeting shall be held at the earliest practicable date at the place for the holding of annual meetings of stockholders of the Company.  If such meeting shall not be called by the proper officers of the Company within twenty (20) days after personnel service of the said written request upon the Secretary of the Company, or within twenty (20) days after mailing the same within the United States of America, by registered mail addressed to the Secretary of the Company at its principal office, the holders of record of at least 10% of the Cumulative Preferred Stock then outstanding, regardless of series, may designate in writing one of their number to call such meeting at the expense of the Company, and such meeting may be called by such person so designated upon the notice required for annual meetings of stockholders and shall be held at the place for the holding of annual meeting of stockholders of the Company.  Any holder of Cumulative Preferred Stock so designated shall have access to the stock books of the Company for the purpose of causing meetings of stockholders to be called pursuant to these provisions.  Notwithstanding the provisions of this paragraph XII, no such special meeting shall be called during the period within ninety (90) days immediately preceding the date fixed for the next annual meeting of stockholders.

XIII.
At any meeting held for the purpose of electing directors at which the holders of the Cumulative Preferred Stock shall have the special right, voting separately as a class, to elect directors as provided in paragraph XI of this Section A, the presence, in person or by proxy, of the holders of 33 1/3% of the Cumulative Preferred Stock then outstanding shall be required to constitute a quorum of such class for the election of any director by the holders of the Cumulative Preferred Stock as a class.  At any such meeting or adjournment thereof: (a) the absence of a quorum of the Cumulative Preferred Stock shall not prevent the election of directors other than those to be elected by the Cumulative Preferred Stock voting as a class and the absence of a quorum for the election of such other directors shall not prevent the election of the directors to be elected by the Cumulative Preferred Stock voting as a class; and (b) in the absence of either or both such quorums, a majority of the holders present in person or by proxy of the stock or stocks which lack a quorum shall have power to adjourn the meeting for the election of directors which they are entitled to elect from time to time without notice other than announcement at the meeting until a quorum shall be present.

XIV.
During any period when the holders of the Cumulative Preferred Stock have the right to vote as a class for directors as provided in paragraph XI of this Section A: (a) the directors so elected by the holders of the Cumulative Preferred Stock shall continue in office until their successors shall have been elected by such holders or until termination of the right  of the holders or the Cumulative Preferred Stock to vote as a class for directors; and (b) any vacancies in the Board of Directors shall be filled only by vote of a majority (even if that be only a single director) of the remaining directors theretofore elected by the holders of the class or classes of stock which elected the director whose office shall have become vacant.  Immediately upon any termination of the right of holders of the Cumulative Preferred Stock to vote as a class for directors as provided in paragraph XI of the Section A: (a) the term of office of the directors then in office so elected by the holders of the Cumulative Preferred Stock shall terminate; and (b) the number of directors shall be such number as may be provided for in the By-Laws irrespective of any increase made pursuant to the provisions of said paragraph XI.

XV.
If in any case the amounts payable with respect to any obligation to retire shares of the Cumulative Preferred Stock are not paid in full in the case of all series with respect to which such obligations exist, the number of shares of each of such series to be retired pursuant to any such obligations shall be in proportion to the respective amounts which would be payable on account of such obligations if all amounts payable in respect of such series were discharged in full.

XVI.
No holder of Cumulative Preferred Stock shall have any pre-emptive right to subscribe to stock, obligations, warrants, rights to subscribe to stock or other securities of the Company of any class, whether now or hereafter authorized.

XVII.
The term "class or classes of stock of the Company ranking junior to the Cumulative Preferred Stock" shall mean the Common Stock referred to in Section B of this Article Fourth and any other class or classes of stock of the Company hereafter authorized which shall rank junior to the  Cumulative Preferred Stock as to dividends or upon liquidation.

SECTION B: PROVISIONS RELATING TO COMMON STOCK
I.
Subject to the provision of law and the preference of the Cumulative Preferred Stock, dividends may be paid on the Common Stock of the Company at such time and in such amounts as the Board of Directors may deem advisable.

II.
The Board of Directors of the Company is authorized to effect the elimination of shares of its Common Stock purchased or otherwise reacquired by the Company from the authorized capital stock or number of shares of the Company in the manner provided for in the General Corporation Law of Delaware.

III.
No holder of Common Stock shall have any pre-emptive right to subscribe to stock, obligations, warrants, rights to subscribe to stock or other securities of the Company of any class whether now or hereafter authorized.

SECTION C: GENERAL

Subject to the provisions of law and the foregoing provisions of this Restated Certificate of Incorporation, the Company may issue shares of its Cumulative Preferred Stock or Common Stock, from time to time, for such consideration (not less than the par value or stated value thereof) as may be fixed by the Board of Directors, which is expressly authorized to fix the same in its absolute and uncontrolled discretion, subject as aforesaid.  Shares so issued, for which the consideration has been paid or delivered to the Company, shall be deemed fully paid stock, and shall not be liable to any further call or assessments thereon, and the holders of such shares shall not be liable for any further payments in respect of such shares.

FIFTH:  The directors shall be divided into three (3) classes:  the terms of office of those of the first class to expire at the annual meeting to be held during the calendar year 1986, the term of office of those of the second class to expire at the annual meeting to be held during the calendar year 1987 and the term of office of those of the third class to expire at the annual meeting to be held during the calendar year 1988.  At each annual meeting, commencing with the annual meeting to be held during the calendar year 1986, each of the successors to the directors of the class whose term shall have expired that year, shall be elected for a term running until the third annual meeting next succeeding  his election and until his successor shall have been duly elected and shall have qualified, except that, upon the filling of any vacancies in the Board of Directors occurring otherwise than by expiration of term of office, a successor shall be elected for the unexpired term and except that, if the number of directors be increased, the additional directors shall be divided among the three (3) classes.  The provisions of this Article Fifth may not be amended, altered or repealed unless such amendment, alteration or repeal, as the case may be, has been submitted to the stockholders of this Company at an annual or special meeting thereof and four-fifths (4/5) of the outstanding stock entitled to vote thereon, and four-fifth(4/5) of the outstanding stock of each class entitled to vote thereon as a class, has been voted in favor of such amendment, alteration or real, as the case may be.

SIXTH:  Any action that may be taken by the Stockholders of the Company at a meeting thereof may be taken by the Stockholders of the Company without such a meeting in accordance with the applicable requirements of Delaware law.

SEVENTH:  Except as may otherwise be provided pursuant to Section (A) of Article Fourth of this Restated Certificate of Incorporation in connection with rights of the holders of Cumulative Preferred Stock to elect additional directors under specified circumstances, any director may be removed from office only for cause and only by the affirmative vote of the holders of not less than four-fifths (4/5) of the outstanding stock entitled to vote in connection with the election of directors, voting together as a single class; provided, however,  that where such removal is approved by a majority of the Disinterested Directors (as defined in Article Eighth), the affirmative vote of the holders of not less than a majority of the outstanding stock entitled to vote in connection with the election of directors, voting together as a single class, shall be required for approval of such removal.

EIGHTH:  (a) Higher Vote for Business Combinations.  In addition to any affirmative vote required by law or by this Restated Certificate of Incorporation or by the terms of any securities of the Company, and except as otherwise expressly provided in Section (b) or this Article Eighth, any Business Combination shall require the affirmative vote of: (i) the holders of not less than four-fifths (4/5) of the then outstanding Voting Stock of the Company; and (ii) the holders of not less than a majority of the then outstanding Voting Stock of the Company, other than stock held by any Interested Stockholder that is (or an Affiliate or Associate of which is) a party to such Business Combination or by any Affiliate or Associate of such Interested Stockholder, in each case voting together as a single class.  Such affirmative vote shall be required notwithstanding that a vote may not be required, or that a lesser  percentage may be specified, by law, by any other provision of this Restated Certificate of Incorporation, in any agreement with any national securities exchange or any other Person or otherwise.

(b) When Higher Vote is Not Required.  He provision s of Section (a) of this Article Eighth shall not be applicable to any particular Business Combination, and such Business Combination shall require only such affirmative vote, if any, of the stockholders as is required by law and any other provision of this Restated Certificate of Incorporation, if there are one or more Disinterested Directors and the Business Combination shall have been approved by the affirmative vote of a majority of the Disinterested Directors, even if the Disinterested Directors do not constitute a quorum of the entire Board of Directors.
(c) Certain Definitions.  For purposes of this Article Eighth, the following terms shall have the following meanings:

(i) "Business Combination" shall mean:

(A) any merger or consolidation of the Company or any Subsidiary with: (i) an Interested stockholder; or (ii) any other company (whether or not itself an Interested Stockholder) which is, or after such merger or consolidation would be, an Affiliate or Associate of an Interested Stockholder;

(B) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions, whether or not related) to or with an Interested Stockholder or an Affiliate or Associate of an Interested Stockholder of any assets of the Company or any Subsidiary having an aggregate Fair Market Value of $50,000,000 or more;

(C) the issuance or transfer by the Company or any Subsidiary (in one transaction or a series of transactions, whether or not related) or any securities of the Company or any Subsidiary to an Interested Stockholder or an Affiliate or Associate of an Interested Stockholder, in exchange for cash, securities or other property (or a combination thereof) having an aggregate Fair Market Value of $50,000,000 or more (other than an issuance of securities upon conversion of convertible securities of the Company or a Subsidiary which were not acquired by such Interested Stockholder (or such Affiliate or Associate) from the Corporation or a Subsidiary);

(D) the adoption of any plan or proposal for the liquidation or dissolution of the Company proposed by or on behalf of an Interested Stockholder or an Affiliate or Associate of an Interested Stockholder;

(E) any reclassification of securities (including any reverse stock split), or recapitalization of the Company, or any merger or consolidation of the Company with any Subsidiary or any other transaction (whether or not with or into or otherwise involving an Interested Stockholder) which has the effect, directly or indirectly, of increasing the percentage of the outstanding shares of: (i) any class of equity securities of the Company or any Subsidiary; or (ii) any class of securities of the Company or any Subsidiary convertible into equity securities of the Company or any Subsidiary, represented by securities of such class which are directly or indirectly owned by an Interested Stockholder and all of its Affiliates and Associates; or

(F) any agreement, arrangement or understanding providing for any one or more of the actions specified in clauses (A) through (E) of this paragraph (i).

(ii) "Affiliate" or "Associate" shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), as in effect on July 1, 1985 (the term "registrant" in said Rule 12b-2 meaning, in this case, the Company or a Subsidiary).

(iii) "Beneficial Owner" shall have the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Exchange Act, as in effect on July 1, 1985;

(iv) "Disinterested Director" shall mean any member of the Board of Directors of the Company who is neither the Interested Stockholder involved in the Business Combination or matter as to which a vote of Disinterested Directors is provided hereunder, nor an Affiliate, Associate, employee, agent, representative or nominee of such Interested Stockholder, or a relative of any of the foregoing, and who (A) was a member of the Board of Directors of the Company prior to the time that such Interested Stockholder became an Interested Stockholder, (B) is recommended or elected to succeed a Disinterested Director by the affirmative vote of a majority of Disinterested Directors then on the Board of Directors of the Company, or (c) is elected to the Board of Directors of the Company at the 1985 Annual Meeting of Stockholders.

(v) "Fair Market Value" shall mean (A) in the case of stock, the highest closing sale price during the 30-day period including and immediately preceding the date in question of a share of such stock on the Composite Tape for New York Stock Exchange Listed Stocks, or, if such stock is not reported on such Composite Tape, on the New York Stock Exchange or, if such stock is not listed on such Exchange, on the principal United States securities exchange registered under the Exchange Act on which such stock is listed, or, if such stock is not listed on any such exchange, the highest closing bid quotation with respect to a share of such stock during the 30-day period including and immediately preceding the date in question on the National Association of Securities Dealers, Inc. Automated Quotation System or any similar interdealer quotation system then in use, or, if no such quotation is available, the fair market value on the date in question of a share of such stock as determined by a majority of the Disinterested Directors in good faith; and (B) in the case of property other than cash or s tock, the fair market value of such property on the date in question as determined by a majority of the Disinterested Directors in good faith.

(vi) "Interested Stockholder" shall mean any Person (other than the Company or any Subsidiary or any profit-sharing, employee stock ownership or other employee benefit plan of the Company or any Subsidiary, or any trustee of or fiduciary with respect to any such plan when acting in such capacity) who or which:

(A) is, or was at any time within the two-year period immediately prior to the date in question, the Beneficial Owner of 5% or more of the voting power of the then outstanding Voting Stock of the Company or a Subsidiary; or

(B) is an assignee of, or has otherwise succeeded to, any shares of Voting Stock of the Company or a Subsidiary of which an Interested Stockholder was the Beneficial Owner at any time within the two-hear period immediately prior to the date in question, if such assignment or succession shall have occurred in the course of a transaction, or series of transactions, not involving a public offering within the meaning of the  Securities Act of 1933, as amended, and the rules and regulations thereunder (or any subsequent provisions replacing such Act, rules and/or regulations).

For the purposes of determining whether a Person is an Interested Stockholder, the outstanding Voting Stock of the Company or a Subsidiary shall include unissued shares of Voting Stock of the Company or a Subsidiary, as the case may be, or which the Interested Stockholder is the Beneficial Owner but shall not include any other shares of Voting Stock of the Company or a Subsidiary which may be issuable pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, warrants or options, or otherwise, to any Person who is not the Interested Stockholder.

(vii) A "Person" shall mean any individual, partnership, firm, corporation, association, trust, unincorporated organization or other entity, as well as any syndicate or group deemed to be a person under Section 14(d)(2) of the Exchange Act.

(viii) "Subsidiary" shall mean any corporation of which the Company owns, directly or indirectly, (A) a majority of the outstanding shares or equity securities of such corporation, or (B) shares having a majority of the voting power represented by all of the outstanding shares of Voting Stock of such corporation.  For the purpose of determining whether a corporation is a Subsidiary, the outstanding Voting Stock and shares of equity securities thereof shall include unissued shares of which the Company is the Beneficial Owner, but except for the purposes of paragraph (vi) of this Section (c), shall not include any other shares which may be issuable pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, warrants or options, or otherwise, to any Person other than the Company.

(ix)"Voting Stock" shall mean outstanding shares of capital stock of the relevant corporation entitled to vote generally in the election of directors.  The term "class" of Voting Stock shall be deemed to refer to a series of Voting Stock where more than one series of Voting Stock is outstanding within a class of Voting Stock.

(d) Powers of Disinterested Directors.  A majority of the Disinterested Directors shall have the power and duty to determine, on the basis of information known to them after reasonable inquiry, all facts necessary to determine compliance with this Article Eighth, including, without limitation, (i) whether a Person is an Interested Stockholder; (ii) the number of shares of Voting Stock beneficially owned by any person; (iii) whether a Person is an Affiliate or Associate of another; (iv) whether a Person has an agreement, arrangement or understanding with another Person as to the matters referred to in clause (F) of the definition of "Business Combination" in Section (c), and (v) whether the assets which are the subject of any Business Combination have, or the consideration to be received for the issuance or transfer of securities by the Company or any Subsidiary in any Business Combination has, an aggregate Fair Market Value of $50,000,000 or  more; and the good faith determination of a majority of the Disinterested Directors on such matters shall be conclusive and binding for all the purposes of this Article Eighth.

(e) No Effect on Fiduciary Obligations.  Nothing contained in this Article Eighth shall be construed to impose any fiduciary duty, obligation or responsibility on the Board of Directors, or any member thereof, to approve any Business Combination or recommend its adoption or approval to the stockholders of the Company, nor shall the Board of Directors, or any member thereof be limited or restricted in any manner with respect to evaluations of or actions and responses taken with respect to such Business Combination.

NINTH:  The provisions set forth in this Article Ninth and in Articles Sixth, Seventh, Eighth, Tenth and Eleventh of this Restated Certificate of Incorporation may not be amended, altered, repealed or rescinded in any respect, and no other provision or provisions maybe adopted which impair(s) in any respect the operation or effect of any such provision, except by the affirmative vote of (a) the holders of not less than four-fifths (4/5) of the outstanding stock entitled to vote thereon, voting together as a single class, and (b) where such action is proposed by an Interested Stockholder or by an Associate or Affiliate of an Interested Stockholder (as defined in Article Eighth), the holders of not less than a majority of the outstanding stock entitled to vote thereon, voting together as a single class, other than stock held by the Interested Stockholder (or the Affiliate or Associate thereof) that proposed such action, or any Affiliate or Associate of such Interested Stockholder; provided, however, that where such action is approved by a majority of the Disinterested Directors (as defined in Article Eighth), the affirmative vote of the holders of not less than a majority of the outstanding stock entitled to vote thereon, voting together as a single class, shall be required for approval of such action.

TENTH:  The Board of Directors shall have the power to adopt, amend, alter, or repeal the By-Laws of the Company as provided in such By-Laws.  The stockholders shall also have the power to adopt, amend, alter or repeal the By-Laws of the Company; provided, however, that, notwithstanding the foregoing and anything contained in this Restated Certificate of Incorporation to the contrary, unless amended, altered or repealed by the Board of Directors as provided in the By-Laws, Sections 1.01 and 1.02 of Article I, Sections 2.01, 2.02, 2.03, 2.04, 2.07 and 2.08 of Article II, Section 3.01 of Article III, Article V and Section 7.01 of Article VII of the By-Laws may not be amended, altered, repealed or rescinded in nay respect and no other provision or provisions may be adopted which impair(s) in any respect the operation or effect of any such provision, except by the same vote that would be required to amend Article Ninth of this Restated Certificate of Incorporation.

ELEVENTH:  To the fullest extent that the General Corporation Law of the State of Delaware as it exists on the date hereof or as it may hereafter be amended permits the limitation or elimination of the liability of directors, no director of the Company shall be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director.  No amendment to or repeal of this Article shall apply to or have any effect on the liability or alleged liability of any director of the Company for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.